UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2016

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition of Disposition of Assets.

On June 21, 2016, The Medicines Company (the “Company”) completed the previously disclosed sale of three cardiovascular products, Cleviprex® (clevidipine) injectable emulsion, Kengreal® (cangrelor) and rights to Argatroban for Injection (the “ACC Products”), to Chiesi USA, Inc. (“Chiesi USA”) and its parent company Chiesi Farmaceutici S.p.A. (“Chiesi”) pursuant to the Purchase and Sale Agreement dated May 9, 2016 by and among the Company, Chiesi and Chiesi USA.  At the completion of the sale, the Company received approximately $264 million in cash, which includes the value of product inventory, and may receive up to an additional $480 million in the aggregate following the achievement of certain specified calendar year net sales milestones with respect to net sales of each of Cleviprex and Kengreal. The full text of the press release issued in connection with the closing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the completion of the sale of the ACC Products, the Company is filing as Exhibit 99.2 hereto certain pro forma financial information giving pro forma effect to the sale of the ACC Products as of the dates indicated therein.

Item 9.01. Financial Statements and Exhibits.

(b)     Pro forma financial information:
Attached as Exhibit 99.2 hereto and incorporated by reference are an unaudited pro forma consolidated balance sheet as of March 31, 2016 and unaudited pro forma consolidated statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015, in each case giving pro forma effect to the sale of the ACC Products.

(d)     Exhibits:
99.1    Press Release dated June 21, 2016

99.2    Pro Forma Financial Information

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date:  June 27, 2016
By:    /s/ Stephen M. Rodin
Stephen M. Rodin
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 21, 2016
99.2	Pro Forma Financial Information